UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2013

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-54651	27-3218228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Ten, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 2.01 of Form 8-K.

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

On November 8, 2013, through one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”), we closed on the purchase of three hotels.  The sellers have no material relationship with us or our subsidiaries, other than through the purchase contracts and other related contracts.  The table below describes the hotels:

Hotel Location	Franchise	Number of Rooms	Purchase Price
Colorado Springs, Colorado	Hampton Inn & Suites	101	$11,500,000
Franklin Cool Springs, Tennessee	Courtyard	126	25,500,000
Franklin Cool Springs, Tennessee	Residence Inn	124	25,500,000
TOTAL		351	$62,500,000

Our purchasing subsidiary assumed existing loans secured by these hotels. The hotels serve as collateral under the loans. The table below describes the loans:

Hotel Location	Franchise	Outstanding Principal Balance (a)	Interest Rate	Maturity Date
Colorado Springs, Colorado	Hampton Inn & Suites	$8,230,852	6.25%	7/6/2021
Franklin Cool Springs, Tennessee	Courtyard and Residence Inn	30,491,849	6.25%	8/6/2021
TOTAL		$38,722,701

(a) All loans provide for monthly payments of principal and interest on an amortized basis.

The purchase price for these hotels, less the assumed debt, was funded by borrowings under our $100 million revolving credit facility.

As a result of the closings described above, all five closings have occurred under a series of purchase contracts executed on May 15, 2013. Additional information regarding the purchase contracts is set forth in our Form 8-K dated May 15, 2013 and filed with the Securities and Exchange Commission on May 17, 2013, which is incorporated herein by reference.

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

November 13, 2013